Exhibit 99.1

OceanTech Acquisitions I Corp. Announces Stockholder Approval of Extension of Deadline to Complete Business Combination

NEW YORK, December 1, 2022 — On November 29, 2022, OceanTech Acquisitions I Corp. (the “Company” or “OceanTech”) (Nasdaq: OTEC/OTECU/OTECW), a special purpose acquisition company, announced that its stockholders have approved an extension of the date by which the Company must consummate a business combination from December 2, 2022 to June 2, 2023 (or such earlier date as determined by the Company’s board of directors) (the “Extension”) at the special meeting of stockholders held on November 29, 2022 (the “Special Meeting”). The Extension provides the Company with additional time to complete the previously announced proposed business combination (the “Transaction”) with Majic Wheels Corp., a Wyoming corporation.

The Company has deposited an amount equal to $0.067 per share for each public share or $125,000 (the “Extension Payment”) into the Company’s trust account for its public stockholders (the “Trust Account”), which enables the Company to further extend the period of time it has to consummate its initial business combination by one month from December 2, 2022, to January 2, 2023. This extension is the first of up to six monthly extensions permitted under the Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation approved by our stockholders at the Special Meeting. The Company previously extended the period of time it has to consummate its initial business combination from June 2, 2022, to December 2, 2022.

Stockholders holding 8,477,497 shares of common stock of OceanTech exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately 87,541,321.66 (approximately $10.32 per share) will be removed from the Trust Account to pay such holders. Following the redemption, the Company’s remaining shares of common stock outstanding were 1,848,503. OceanTech has deposited into the Trust Account $125,000 for the initial extension period (commencing December 3, 2022, and ending January 2, 2022).

The Company also made an amendment to the Company’s investment management trust agreement (the “Trust Agreement”), dated as of May 27, 2021, by and between the Company and Continental Stock Transfer & Trust Company, allowing the Company to extend the business combination period from December 2, 2022, to June 2, 2023, and updating certain defined terms in the Trust Agreement.

Business Combination

On November 15, 2022, OceanTech entered into a definitive business combination agreement pursuant to which it would acquire Majic Wheels Corp., a Wyoming corporation (the “Target”). Upon the closing of the business combination, which is expected in the first quarter of 2023, the combined company will be named Majic Corp. Majic Corp. expects to remain listed on Nasdaq under the ticker symbol “MJWL” after the consummation of the Business Combination.

About OceanTech Acquisitions I Corp.

OceanTech is a blank check company incorporated as a Delaware corporation on February 3, 2021 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

About Majic Wheels Corp.

Majic Wheels’ ecosystem includes assets such as Calfin Global Crypto Exchange (“CGCX”), the world’s leading hybrid exchange, and PCEX, an Indian exchange that is transforming the B2B crypto landscape in over 250 locations within India. CGCX provides customers with a high caliber, secure, and simple-to-navigate crypto trading experience by combining four blockchain services onto a single platform. This includes a crypto exchange, merchant solutions, smart contracts, and an initial coin offering (“ICO") platform.

Additional Information and Where to Find It

The Company intends to file a Prospectus and Proxy Statement with the SEC describing the business combination and other stockholder approval matters for the consideration of the Company’s stockholders, which Prospectus and Proxy Statement will be delivered to its stockholders once definitive. This document does not contain all the information that should be considered concerning the business combination and the other stockholder approval matters and is not intended to form the basis of any investment decision or any other decision in respect of the business combination and the other stockholder approval matters. The Company’s stockholders and other interested persons are advised to read, when available, the Prospectus and Proxy Statement and the amendments thereto and other documents filed in connection with the business combination and the other stockholder approval matters, as these materials will contain important information about the Company, the Target, the business combination and the other stockholder approval matters. When available, the Prospectus and Proxy Statement and other relevant materials for the business combination and the other stockholder approval matters will be mailed to stockholders of the Company as of a record date to be established for voting on the business combination and the other stockholder approval matters. Stockholders will also be able to obtain copies of the Prospectus and Proxy Statement and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to: OceanTech Acquisitions I Corp., 515 Madison Avenue, 8th Floor – Suite 8133, New York, New York, 10022 or (929) 412-1272.

No Offer or Solicitation

This Press Release is for informational purposes only and is not intended to and shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed business combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Participants in Solicitation

The Company, the Target and their respective directors and executive officers may be deemed participants in the solicitation of proxies from the Company’s stockholders with respect to the business combination. A list of the names of the Company’s directors and executive officers and a description of their interests in the Company will be included in the proxy statement/prospectus for the proposed business combination when available at www.sec.gov. Information about the Company’s directors and executive officers and their ownership of Company common stock is set forth in the Company’s Form 10-K, dated March 16, 2022, and in its prospectus dated May 27, 2021, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement/prospectus pertaining to the proposed business combination when it becomes available.

Cautionary Statement Regarding Forward-Looking Statements

This Press Release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. These forward-looking statements include, but are not limited to, statements regarding Target’s industry and market sizes, future opportunities for Target and Company, Target’s estimated future results and the proposed business combination between Company and Target, including the implied enterprise value, the expected transaction and ownership structure and the likelihood, timing and ability of the parties to successfully consummate the proposed transaction. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

In addition to factors previously disclosed in the reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: inability to meet the closing conditions to the business combination, including the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the inability to complete the transactions contemplated by the Merger Agreement due to the failure to obtain approval of Company’s shareholders, the failure to achieve the minimum amount of cash available following any redemptions by Company shareholders, redemptions exceeding a maximum threshold or the failure to meet The Nasdaq Stock Market’s initial listing standards in connection with the consummation of the contemplated transactions; costs related to the transactions contemplated by the Merger Agreement; a delay or failure to realize the expected benefits from the proposed transaction; risks related to disruption of management’s time from ongoing business operations due to the proposed transaction; changes in the cryptocurrency and digital asset markets in which Target provides insurance and infrastructure offering services, including with respect to its competitive landscape, technology evolution or regulatory changes; changes in domestic and global general economic conditions, risk that Target may not be able to execute its growth strategies, including providing software solutions for the broad blockchain technology, and identifying, acquiring, and integrating acquisitions; risks related to the ongoing COVID-19 pandemic and response; risk that Target may not be able to develop and maintain effective internal controls; and other risks and uncertainties indicated in Company’s final prospectus, dated May 27, 2021, for its initial public offering, and the proxy statement/prospectus relating to the proposed business combination, including those under “Risk Factors” therein, and in Company’s other filings with the SEC. Company and Target caution that the foregoing list of factors is not exclusive.

Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements are based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond our control. All information set forth herein speaks only as of the date hereof in the case of information about Company and Target or the date of such information in the case of information from persons other than Company or Target, and we disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication. Forecasts and estimates regarding Target’s industry and end markets are based on sources we believe to be reliable, however there can be no assurance these forecasts and estimates will prove accurate in whole or in part. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Contact Information

Investor Relations

Lena Cati

The Equity Group, Inc.

(212) 836-9611

lcati@equityny.com

Investor Relations

Majic Wheels Corp.

ir@majiccorp.co